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Exhibit 3.45

THE COMMONWEALTH OF MASSACHUSETTS

RESTATED ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B, Section 74)

I hereby approve the within Restated Articles of Organization and, the filing fee in the amount of $700.00 having been paid, said articles are deemed to have been filed with me this 7th day of January, 1998.

Effective Date:

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

TO BE FILLED IN BY CORPORATION
Photocopy of document to be sent to:

Steven J. Schwartz, Esquire
Shatz, Schwartz and Fentin, P.C.

1441 Main Street, Suite 1100

Springfield, MA 01103

Telephone: (413) 737-1131

FEDERAL IDENTIFICATION NO. 04-2973748

The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

RESTATED ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B, Section 74)

I, Laurence S. Derose, *President XXXXXXX and                                        Clerk, of Texcel, Inc.
(Exact name of corporation)

located at 55 Deer Park Road, P.O. Box 425, East Longmeadow, MA 01028,
(Street address of corporation Massachusetts)

do hereby certify that the following Restatement of the Articles of Organization was duly adopted at a meeting held on December 18th, 1997 by a vote of the directors/or:

1,000 shares of common stock of 1,000 shares outstanding.
(type, class & series, if any)

        shares of of shares outstanding, and
(type, class & series, if any)

        shares of of shares outstanding.
(type, class & series, if any)

**being at least a majority of each type, class or series outstanding and entitled to vote thereon: /
**being at least two-thirds of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby:

ARTICLE I

The name of the corporation is:
Texcel, Inc.

ARTICLE II

The purpose of the corporation is to engage in the following business activities:
SEE CONTINUATION SHEET II ATTACHED HERETO.

*  Delete the inapplicable words.                                        **   Delete the inapplicable clause.

Note:    If the space provided under any article or item on this form is insufficient, additional shall be set forth on separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

ARTICLE III

        State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:

WITHOUT PAR VALUE			WITH PAR VALUE
TYPE	NUMBER OF SHARES		TYPE	NUMBER OF SHARES	PAR VALUE
Common:	Class A	1,500	Common:
	Class B	15,000
Preferred:			Preferred:

ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

        SEE CONTINUATION SHEET IV.

ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

        SEE CONTINUATION SHEET V

ARTICLE VI

** Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

        SEE CONTINUATION SHEET VI

** If there are no provisions state "None".

Note:  The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

ARTICLE VII

The effective date of the restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

a.
The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:55 Deer Park Road, P.O. Box 426, East Longmeadow, MA 01028

b.
The name, residential address and post office address of each director and officer of the corporation is as follows:

	NAME	RESIDENTIAL ADDRESS	POST OFFICE ADDRESS
President:	Laurence S. Derose	2099 Allen Street Springfield, MA 01128	2099 Allen Street Springfield, MA 01128
Treasurer:	Laurence S. Derose	same as above	same as above
Clerk:	Laurence S. Derose	Same as above	Same as above
Asst. Clerk:	Steven J. Schwartz	134 Crescent Road Longmeadow, MA 01106	134 Crescent Road Longmeadow, MA 01106
Directors:	Laurence S. Derose Barbara M. Derose	same as above 2099 Allen Street Springfield, MA 01128	same as above 2099 Allen Street Springfield, MA 01128
	Jeffrey L. Derose	18 Summit Avenue Hatfield, MA 01038	18 Summit Avenue Hatfield, MA 01038
	Kevin L. Derose	1 Springfield Street Apt. 410 Chicopee, MA 01013	1 Springfield Street Apt. 410 Chicopee, MA 01013
c.
The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: December 31

d.
The name and business address of the resident agent, if any, of the corporation is:

** We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following articles. Briefly describe amendments below:

Article II:	The purposes have been amended.
Article III:	The common stock has been amended.
Article IV:	The stock has been designated in two classes (Class A and Class B)
Article VI:	The provisions have been amended.
Article V:	The restrictions have been amended.

SIGNED UNDER THE PENALTIES OF PERJURY, this 19th day of December, 1997

/s/ Laurence S. Derose, *President XXXXX
Laurence S. Derose                President and Clerk

            , * XXXXXXXXXX

CONTINUATION SHEET II

        To engage in the business of manufacturing and developing techniques for the use of lasers, computers, robotics, and fiber optics for any purposes, and to design and build laser work stations and advanced manufacturing techniques and to create, design, manufacture and service equipment using lasers, computers, robotics, and fiber optics; to perform consultations and feasibility studies, research and development and all other activities incidental to or in connection with lasers, computers, robotics and fiber optics.

        To acquire by purchase or otherwise own, hold, buy, sell, convey, lease, mortgage or encumber real estate or other property, personal or mixed.

        To carry on any business permitted by the laws of the Commonwealth of Massachusetts to a corporation organized under Chapter 156B.

        The Corporation shall have the power to guarantee the obligations of any other corporation or any other person or company in which this Corporation or any other person or company is interested, directly or indirectly, or with which this Corporation does business except, however, this corporation shall not carry on a banking business.

        In addition to the above powers, and in addition to all statutory powers granted to business corporations under General Laws, Chapter 156B, to carry on the business activities stated under the previous paragraphs as well as every kind of business or activity not prohibited by law to the same extent and with all rights, powers and privileges as natural persons might or could do, without exception, and to exercise all the powers conferred upon business corporations organized under the laws of the Commonwealth of Massachusetts.

        This Corporation may be a partner in any business enterprise which said Corporation would have power to conduct by itself.

CONTINUATION SHEET IV

STOCK TERMS

        The designations, voting power, preference and rights, limitations and restrictions granted and imposed upon the shares of each class are as follows:

        4.1    CLASS A COMMON STOCK

          4.1.1.    Dividend.    The holders of Class A Common stock shall be entitled to share equally, on a per share basis, with the holders of Class B Common stock in any dividends declared by the Board of Directors.

          4.1.2.    Liquidation.    In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, all assets and funds of the Corporation shall be divided and distributed among the holders of the Class A and Class B Common stock equally, according to their respective shares.

          4.1.3.    Voting Rights.    Each holder of the Class A Common stock shall have one vote in respect of each share in respect of each share of Class A Common stock held by such holder.

        4.2    CLASS B COMMON STOCK

          4.2.1.    Dividend.    The holders of Class B Common stock shall be entitled to the share equally, on a per share basis, with holders of Class A Common stock in any dividends declared by the Board of Directors.

          4.2.2.    Liquidation.    In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, all assets and funds of the Corporation shall be divided and distributed among the holders of the Class A Common and Class B Common stock equally, according to their respective shares.

          4.2.3.    Voting Rights.    The holders of Class B Common stock shall not be entitled to any voting rights by virtue of their ownership of said Class B stock.

CONTINUATION SHEET V

        Any stockholder, including the heirs, assigns, executors or administrators of a deceased stockholder, desiring to sell or transfer such stock owned by him or them, shall first offer it to the Corporation and, in the event of a court ordered transfer of any stock of the Corporation, the transferee of said stock shall forthwith offer said stock to the Corporation. Said offer to the Corporation shall be conducted in the following manner:

        The offering stockholder shall notify the directors of his desire to sell or transfer by notice in writing, which notice shall contain the price at which he is willing to sell or transfer and the name of one arbitrator. The directors (elected by the stockholder other than the one desiring to sell) shall within thirty days thereafter accept the offer, or by notice to him in writing name a second arbitrator, and these two shall name a third. It shall then be the duty of the arbitrators to ascertain the value of the stock, and if any arbitrator shall neglect or refuse to appear at any meeting appointed by the arbitrators, a majority may act in the absence of such arbitrator.

        After the acceptance of the offer, or the report of the arbitrators as to the value of the stock, the said directors shall have thirty days within which to purchase the same at such valuation, but if at the expiration of thirty days, the Corporation shall not have exercised the right so to purchase, then the remaining shareholders (other than the offering shareholder) shall have an additional thirty days to purchase the offered shares at the price designated by the arbitrators. If the arbitrated price is not accepted by the directors or the remaining stockholders, then the owner of the stock shall be at liberty to dispose of the same in any manner he may see fit.

        No shares of stock shall be sold or transferred on the books of the Corporation until these provisions have been complied with, but the Board of Directors may in any particular instance waive the requirement.

CONTINUATION SHEET VI

        The Board of Directors of the Corporation may make, amend, or repeal the by-laws of the Corporation, in whole or in part, except with respect to any provision thereof which, by law, the Articles of Organization, or the By-Laws, require action exclusively by the stockholders entitled to vote thereon; but any by-law adopted by the Board of Directors may be amended or repealed by the stockholders.

        The corporation may by a meeting duly called for the purpose, by a vote of a majority of the shares of each class of stock outstanding and entitled to vote thereon, amend the bylaws of the corporation.

        The corporation may by a meeting duly called for the purpose, by a vote of a majority of the shares of each class of stock outstanding and entitled to vote thereon, sell, lease or exchange of all or substantially all of its property and assets, including its good will, upon such terms and conditions as it may deem expedient.

        The corporation may by a meeting duly called for the purpose, by a vote of a majority of the shares of each class of stock outstanding and entitled to vote thereon, dissolve the corporation.

        The corporation may by a meeting duly called for the corporation by a vote of a majority of the shares of each class of stock outstanding and entitled to vote thereon, the corporation may merge or consolidate with a domestic or foreign corporation.

        All meetings of stockholders of the Corporation may be held within the Commonwealth of Massachusetts or elsewhere within the United States. The place of such meetings shall be fixed in, or determined in the manner provided in, the by-laws.

        Each director or officer, present or former, of the Corporation or of any other corporation a majority of the stock of which is owned by the Corporation, shall be indemnified by the Corporation against all costs and expenses reasonably incurred by or imposed upon him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his being or having been such director or officer, such expenses to include the cost of reasonable settlements (other than amounts paid to the Corporation itself) made with a view to curtailing costs of litigation. The Corporation shall not, however, indemnify any such director or officer with respect to matters as to which he shall be finally adjudged in any such action, suit, or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation, or in respect of any matter on which any settlement or compromise is effected if the total expense, including the cost of such settlement, shall substantially exceed the expense which might reasonably be incurred by such director or officer in conducting such litigation to a final conclusion. The foregoing right of indemnification shall not be exclusive of other rights to which any such director or officer may be entitled as a matter of law. In determining the reasonableness of any settlement, the judgment of the Board of Directors shall be final.

        No contract or other transaction between this Corporation and any other firm or corporation shall be affected or invalidated by reason of the fact that any one or more of the directors or officers of this Corporation is or are interested in, or is a member, stockholder, director, or officer, or are members, stockholders, directors, or officers of such other firm or corporation; and any director or officer or officers, individually or jointly, may be a party or parties to, or may be interested in, any contract or transaction of this Corporation or in which this Corporation is interested, and no contract, act or transaction of this Corporation with any person or persons, firm, association or corporation, shall be affected or invalidated by reason of the fact that any director or directors or officer or officers of this Corporation is a party or are parties to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firm association or corporation, and each and every person who may become a director or officer of this Corporation is hereby relieved from any liability that might otherwise exist from thus contracting with this Corporation for the benefit of himself or any firm, association or corporation which he may be anywise interested.

        Each share of the Corporation shall entitle the holder thereof to a preemptive right, for a period of thirty days, to subscribe for, purchase, or otherwise acquire any shares of the same class of the Corporation or any equity and/or voting shares of any class of the Corporation with the corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of the same class of the Corporation or of equity and/or voting shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into, or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of the same class of the Corporation or equity and/or voting shares of any class of the Corporation, whether now or hereafter authorized or created, whether having unissued or treasury status, and whether the proposed issue, reissue, transfer, or grant is for cash, property, or any other lawful consideration; and after the expiration of said thirty days, any and all of such shares, rights, options, bonds, securities or obligations of the Corporation may be issued, reissued, transferred, or granted by the Board of Directors, as the case may be, to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine. As used herein, the terms "equity shares" and "voting shares" shall mean, respectively, shares which confer unlimited dividend rights and shares which confer unlimited voting rights in the election of one or more directors.

        No current or former director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages or arising out of a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that the foregoing shall not eliminate or limit the liability of a current or former director (i) for a breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of Massachusetts General Laws Chapter 156B, or (iv) for any transaction from which the director derived an improper personal benefit. The foregoing provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date upon which the foregoing provision became effective. To the extent permitted by law, no amendment or deletion of the foregoing provisions of this paragraph which restricts or limits the protections provided thereunder to current or former directors shall be effective with respect to actions and omissions of the directors occurring prior to the date said amendment or deletion became effective.

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  Exhibit 3.45
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
CONTINUATION SHEET II
CONTINUATION SHEET IV STOCK TERMS
CONTINUATION SHEET V
CONTINUATION SHEET VI